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                                  EXHIBIT 23.5

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                        INDEPENDENT ACCOUNTANTS' CONSENT



The Board of Directors
Provident Bancorp, Inc.:

We consent to the use in Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-116851) to be filed by Provident Bancorp, Inc. with the Securities and Exchange Commission of our report dated May 21, 2004, with respect to the consolidated statement of financial condition of E.N.B. Holding Company, Inc. and subsidiaries as of December 31, 2003, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended.

We consent to the reference to our firm under the heading "EXPERTS" in the proxy statement/prospectus included in the Form S-4.


                                                /s/ KPMG LLP


Albany, New York
August 11, 2004